FILE NO: 9796/08
February 12, 2007
EXHIBIT 5
(validity opinion)
Board of Directors
Citizens & Northern Corporation
90-92 Main Street
Wellsboro, PA 16901
Ladies and Gentlemen:
     We have acted as counsel to Citizens & Northern Corporation, a Pennsylvania corporation (“Citizens & Northern”), in connection with the Agreement and Plan of Merger dated as of December 21, 2006 (the “Merger Agreement”) between Citizens & Northern and Citizens Bancorp, Inc., a Pennsylvania corporation (“Citizens”), providing for the merger (the “Merger”) of Citizens with and into Citizens & Northern. At the effective time of the Merger, the outstanding shares of Citizens common stock, no par value (“Citizens Common Stock”), will be converted into the right of holders of Citizens Common Stock to receive, in exchange for each share of Citizens Common Stock, 1.297 shares of Citizens & Northern common stock, par value $1.00 per share (“Citizens & Northern Common Stock”) or $28.57, provided that 50% of the outstanding shares of Citizens Common Stock is exchanged for shares of Citizens & Northern Common Stock, or approximately 637,658 shares of Citizens & Northern Common Stock (the “Shares”) in the aggregate and 50% of the outstanding shares of Citizens Common Stock is exchanged for cash, or approximately $14,046,183 in the aggregate.
     We are also acting as counsel to Citizens & Northern in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Citizens & Northern with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of Citizens Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.
     In connection with this opinion, we have examined, among other things:
(1)	an executed copy of the Merger Agreement;
Rhoads & Sinon LLP · Twelfth Floor · One South Market Square · PO Box 1146 · Harrisburg, PA 17108-1146 ph (717) 233-5731 · fax (717) 231-6600 · www.rhoads-sinon.com

February 12, 2007

(2)	a copy certified to our satisfaction of the Articles of Incorporation of Citizens & Northern as in effect on the date hereof;

(3)	copies certified to our satisfaction of resolutions adopted by the Board of Directors of Citizens & Northern, including resolutions approving the Merger Agreement and the issuance of the Shares; and

(4)	such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish this opinion.
     We have assumed for the purpose of this opinion that:
(1)	the Merger Agreement has been duly and validly authorized, executed and delivered by Citizens, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

(2)	the Merger will be consummated in accordance with the terms of the Merger Agreement.
     We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.
     Based upon the foregoing, we are of the opinion that the Shares to be issued by Citizens & Northern as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement.
Very truly yours,
/s/ Rhoads & Sinon LLP